Exhibit 3(c)
                            ACCEPTANCE OF APPOINTMENT
                            -------------------------



                  Stephen G. Maysonave hereby accepts the appointment of him, as successor Voting Trustee of the Voting Trust under the Voting Trust Agreement and agrees to perform the responsibilities, duties, and obligations of the Voting Trustee under the terms of the Voting Trust Agreement as if he were the Voting Trustee originally named therein.


                                          /s/ Stephen G. Maysonave
                                          ------------------------
                                          Stephen G. Maysonave
                                          Effective September 17, 1996